                                                                    EXHIBIT 11.1


                          THE COAST DISTRIBUTION SYSTEM
                          Computation of Loss Per Share
                        Quarter Ended September 30, 1997


                                                           Primary              Fully Diluted
                                                       Loss Per Share          Loss Per Share
                                                       --------------          --------------
   I.    Weighted Averages Shares Outstanding               5,246,879               5,246,879

  II.    Net Loss                                      $   (1,450,000)          $  (1,450,000)

         Dividends paid on preferred stock of
         subsidiary                                            (4,000)                 (4,000)
                                                       --------------          --------------

         Net loss attributable to common
         shareholders                                  $   (1,454,000)          $  (1,454,000)

         Divided by Weighted Average
         Shares Outstanding                                 5,246,879               5,246,879
                                                       --------------          --------------

         Loss Per Share                                $       (0.28)           $       (0.28)
                                                       ==============           =============

                             EXHIBIT 11.1 (Cont'd.)

                          THE COAST DISTRIBUTION SYSTEM
                        Computation of Earnings Per Share
                      Nine Months Ended September 30, 1997

                                                                  Primary                Fully Diluted
                                                                  Earnings                  Earnings
                                                                 Per Share                 Per Share
                                                               ------------              -------------
         Weighted averages shares outstanding                     5,235,489                 5,235,489


         Net Loss                                               $(1,593,000)              $(1,593,000)

         Dividend paid on preferred stock
          of subsidiary                                             (10,000)                  (10,000)
                                                                -----------               -----------
         Net loss attributable to
         common shareholders                                    $(1,603,000)             $(1,603,000)

         Divided by Weighted Average
          Shares Outstanding                                      5,235,489                  5,235,489
                                                               ------------               ------------

         Loss per share                                            $(0.31)                    $(0.31)
                                                                   ======                     ======